SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): September 18, 2001

                             EQUIVEST FINANCE, INC.

             (Exact name of registrant as specified in its charter)

        DELAWARE                    333-29015                   59-2346270
     (State or other               (Commission            (I.R.S. Employer
       jurisdiction                File Number)           Identification No.)
     of incorporation)

                100 NORTHFIELD STREET
               GREENWICH, CONNECTICUT                         06830
         (Address of principal executive offices)           (Zip Code)

       Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

ITEM 1.    CHANGES IN CONTROL OF REGISTRANT

                     Not Applicable.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

                     Not Applicable.

ITEM 3.    BANKRUPTCY OR RECEIVERSHIP

                     Not Applicable.


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ITEM 4.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                     Not Applicable.

ITEM 5.    OTHER EVENTS

                                  PRESS RELEASE

    EQUIVEST ANNOUNCES COMPLETION OF $37 MILLION CONSTRUCTION LOAN FINANCING
                 TO ELIMINATE DEBT HELD BY CS FIRST BOSTON - -
                    TRANSACTION REDUCES DEBT BY $2.7 MILLION

           Greenwich, Connecticut. September 18, 2001. Equivest Finance, Inc. (NASDAQSC: EQUI) today announced that it has completed a $37 million construction loan financing extended by CapitalSource Finance LLC of Washington, D.C. The new loan facility was used to repay all outstanding indebtedness held by CS First Boston LLC. This represents payoff of the remaining CS First Boston debt approximately five months before its maturity date on February 16, 2002, and completes repayment of more than $150 million of CSFB debt by the Company during the past two years. As a result of this transaction, net indebtedness of the Company was reduced by approximately $2.7 million.

           The overall facility includes separate refinanced loans on several different Equivest properties, including its resorts in St. Thomas, USVI, New Orleans, LA and Ocean City, MD. Each of these new loans from CapitalSource are subject to repayment through release fees on sales of vacation ownership intervals, or "VOIs", as is traditional in lending involving vacation ownership or timeshare resorts. Unlike the CSFB debt, which had a final maturity of February 2002, the new CapitalSource loans with an approximate balance of $25.0 million mature in August 2005, while loans with an aggregate balance of $7.3 million mature in August 2004.

           The CapitalSource indebtedness carries a higher coupon interest rate than the prior short term CSFB debt, though the Company will receive a 5% discount from the face amount of the former CSFB debt upon full repayment to CapitalSource of each individual loan, so long as no defaults occur thereunder. This future principal reduction of $1.75 million, if it is realized, will be in addition to the initial net $2.7 million debt reduction.

           In addition, as part of the transaction CapitalSource obtained all warrants of the Company previously held by CSFB. Of these, CapitalSource has agreed to transfer to the Company for cancellation 200,000 warrants at a price of $2.02. In addition, CapitalSource has also agreed to transfer to the Company for cancellation 200,000 warrants at a price of $2.52, and 180,000 warrants at a price of $8.00 upon completion of certain conditions the Company expects to occur.


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           Richard C. Breeden, Chairman, President and Chief Executive Officer
of Equivest noted that "With this new financing, we have opened up an important new relationship with a major new lender, replaced short term with medium term maturities, obtained the right to recover a substantial number of warrants previously outstanding and obtained the ability to repay the former CSFB debt at a 5% discount. Taken together, the new facility is an important milestone in the Company's continuing strengthening of its balance sheet. With this transaction we have eliminated the bulk of our entire short term debt other than normal payables."

           Since January 1, 2001, the Company has reduced net indebtedness by more than $37 million, including the $2.7 million of debt extinguished as part of this transaction but not including the future $1.7 million principal repayment discount. Thus, approximately 13% of the Company's total debt has been eliminated since January 1, 2001. The Company expects further reductions of net indebtedness to occur during the balance of 2001.

           Equivest operates hotels and vacation ownership resorts at 29 locations along the eastern and Gulf coasts of the United States and in St. Thomas, USVI, with more than 83,500 owners of vacation interests in its properties. Equivest also operates a specialty finance company providing financing for consumer purchases of vacation intervals in its own resorts and those of independent developers.

           Certain statements in this press release are forward-looking. They may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers or indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Gerald L. Klaben, Jr., Chief Financial Officer  (203) 618-0065



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            EQUIVEST FINANCE, INC.

Date: September 25, 2001                By:    /S/GERALD L. KLABEN, JR.
                                             ----------------------------------
                                        Name:  GERALD L. KLABEN, JR.
                                        Title: SENIOR VICE PRESIDENT & CFO



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